UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K

                                 Current Report
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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                Date of Report (Date of earliest event reported):
                               September 30, 2003


                                    PROLOGUE
             (Exact name of registrant as specified in its charter)



             Utah                       0-29873                 87-0412110
(State or Other Jurisdiction of (Commission File Number) (I.R.S. Employer
        Incorporation)                                    Identification Number)


          645 Beachland Boulevard
            Vero Beach, Florida                              32963
 (Address of Principal Executive Offices)                  (Zip Code)


                                 (772) 231-7544
              (Registrant's Telephone Number, Including Area Code)



                            3340 E. Del Verde Avenue
                           Salt Lake City, Utah 84109
                                 (801) 784-0930
          (Former Name or Former Address, If Changed Since Last Report)







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Item 5.  Other Events and Regulation FD Disclosure.

         On September 30, 2003, Prologue, a Utah corporation ("Prologue"), entered into a Letter of Intent to acquire uWink, Inc., a Delaware corporation ("uWink"). Under the terms of the Letter of Intent, Prologue shall acquire all of the issued and outstanding capital shares of uWink in exchange for Prologue's issuance to the shareholders of uWink common shares of Prologue representing approximately 90% of the issued and outstanding common shares of Prologue after giving effect to the acquisition. The number of common shares of Prologue to be issued to the shareholders of uWink is subject to increase as a result of additional issuances of uWink common shares from the date of this report to the date of the close of Prologue's acquisition uWink. At the close of the acquisition, it is contemplated that all but one of the current directors of Prologue and all of the executive officers of Prologue will resign in favor of new directors and executive officers to be elected by the uWink Board of Directors. Prologue's acquisition of uWink is subject to the negotiation and execution of a definitive acquisition agreement. The transaction is presently expected to close on or about October 31, 2003.

         uWink, operating since 2000 in Los Angeles, California, designs, develops, and markets entertainment software and touch screen pay-for-play game terminals. uWink also develops software and electronic gaming kiosks for lottery access in public locations. Led by Nolan Bushnell, founder and former CEO of Atari Corporation and Chuck E Cheese's Pizza Time Theater, uWink has developed an interactive network backbone and a significant library of short form entertainment.



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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      PROLOGUE,
                                      a Utah corporation



                                      By: /s/ Kevin R. Keating
                                         --------------------------------------
                                         Kevin R. Keating,
                                         President


Dated:  October 6, 2003